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                                                                 Exhibit 99.1

Contact:  Joyce Strand  (650) 631-3138

           INHALE ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

SAN CARLOS, CALIF., OCTOBER 12, 2000 - Inhale Therapeutic Systems, Inc. (Nasdaq:INHL) today announced that it has entered into a purchase agreement providing for the sale to certain initial purchasers of $200 million aggregate principal amount of convertible subordinated notes ($250 million if the over-allotment option is exercised in full). The offering of the notes, which was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, is expected to close on October 17, 2000. The notes will be convertible into shares of Inhale's common stock and will have a seven-year term.

Interest on the notes will accrue at a rate of 3.5% per year, subject to adjustment in certain circumstances. The notes will mature in 2007 and will be convertible into shares of Inhale's common stock at a conversion price of $50.46 per share, subject to adjustment in certain circumstances.

The net proceeds of the offering will be used by Inhale to invest in various product development programs relating to the company's business strategy, to accelerate development of its next-generation technologies, and to provide resources for potential acquisition and development of complementary technologies, as well as for working capital and other general corporate purposes. A portion of the proceeds may also be used to make cash payments to certain holders of the 5% convertible subordinated notes due 2007 issued in February 2000 in exchange for their agreement to convert into common stock. The offering is subject to market conditions and other factors.

The notes offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This release contains forward-looking statements that reflect management's current views as to Inhale's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-Q for the fiscal quarter ended June 30, 2000. Actual results could differ materially from these forward-looking statements.

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